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EXECUTION COPY                                                       Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement"), dated as of July 30, 2002, by and among VIB CORP ("Seller"), a California corporation having its principal executive office at 1498 Main Street, El Centro, California 92243, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND ("Purchaser"), a cooperative bank organized under the laws of The Netherlands having its registered office in Amsterdam, The Netherlands, and UTRECHT-AMERICA ACQUISITION CORP. I ("Merger Sub"), a California corporation having its principal executive office at 245 Park Avenue, New York, New York 10167.

                                   WITNESSETH

        WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger ("Merger") of Merger Sub with and into Seller, with Seller as the surviving corporation ("Surviving Corporation"), pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   DEFINITIONS

        1.1 "Agreement" is defined in the preamble hereto.

        1.2 "Advisory Board" is defined in Section 4.11 hereof.

        1.3 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

        1.4 "CADFI" shall mean the California Department of Financial Institutions.

        1.5 "Claim" is defined in Section 4.9(b) hereof.

        1.6 "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

        1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.


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        1.8 "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

        1.9 "Confidentiality Agreement" is defined in Section 4.5 hereof.

        1.10 "Covered Parties" is defined in Section 4.9(c) hereof.

        1.11 "DPC Shares" is defined in the Plan of Merger.

        1.12 "Effective Date" shall mean the date specified pursuant to Section
4.8 hereof as the effective date of the Merger.

        1.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.14 "ERISA Affiliate" is defined in Section 2.13(a) hereof.

        1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.16 "FDIA" shall mean the Federal Deposit Insurance Act.

        1.17 "FDIC" shall mean the Federal Deposit Insurance Corporation.

        1.18 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

        1.19 "Indemnified Parties" is defined in Section 4.9(b) hereof.

        1.20 "Insurance Amount" is defined in Section 4.9(d) hereof.

        1.21 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

        1.22 "KBW" is defined in Section 2.17 hereof.

        1.23 "Material Adverse Effect" shall mean, with respect to Seller or Purchaser, as the case may be, a material adverse effect on the business, prospects, results of operations or financial condition of such party and any Subsidiary of such party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is
(i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities;
(ii) any change in generally accepted accounting principles or regulatory accounting



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requirements applicable to banks or their holding companies, generally with respect to clause (i) or (ii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations; and (iii) any action or omission of Seller or Purchaser or any Subsidiary of either of them taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Merger.

        1.24 "Merger" is defined in the recitals hereto.

        1.25 "Merger Consideration" is defined in the Plan of Merger.

        1.26 "Merger Sub" is defined in the preamble to this Agreement.

        1.27 "Nasdaq" shall mean the Nasdaq Stock Market.

        1.28 "Plan of Merger" is defined in the recitals hereto.

        1.29 "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other parties prior to the execution hereof.

        1.30 "Proxy Statement" shall mean the proxy statement (or similar documents) together with any supplements thereto sent to the shareholders of Seller to solicit their votes in connection with this Agreement and the Plan of Merger.

        1.31 "Purchaser" is defined in the preamble to this Agreement.

        1.32 "Purchaser Plan" is defined in Section 4.9(a) hereof.

        1.33 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

        1.34 "Rights Agreement" shall mean the Preferred Shares Rights Agreement, dated August 14, 2001, between Seller and U.S. Stock Transfer Corporation, as rights agent.

        1.35 "Reorganization Agreement" is defined in the preamble to this Agreement.

        1.36 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

        1.37 "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.38 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as


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amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture
Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

        1.39 "Seller" is defined in the preamble to this Agreement.

        1.40 "Seller Bank" shall mean Valley Independent Bank.

        1.41 "Seller Common Stock" is defined in Section 2.1 hereof.

        1.42 "Seller Financial Statements" shall mean (i) the consolidated balance sheets of Seller as of March 31, 2002 and as of December 31, 2001 and 2000 and the related consolidated statements of income and expense, cash flows and shareholders' equity (including related notes, if any) for the three months ended March 31, 2002 and each of the three years ended December 31, 2001, 2000 and 1999, respectively, as filed by Seller in SEC Documents; (ii) the consolidated balance sheets of Seller and related consolidated statements of income and expense, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Seller in SEC Documents with respect to any periods ended subsequent to March 31, 2002; and (iii) the consolidated balance sheets of Seller and related consolidated statements of income and expense, cash flows and changes in shareholders' equity (including related notes, if any) with respect to the period ended June 30, 2002, as provided by Seller to Purchaser prior to the date hereof.

        1.43 "Seller Plan" is defined in Section 2.13(a) hereof.

        1.44 "Seller Preferred Stock" is defined in Section 2.1 hereof.

        1.45 "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

        1.46 "Surviving Corporation" is defined in the recitals hereto.

        1.47 "Takeover Laws" is defined in Section 2.24 hereof.

        1.48 "Takeover Proposal" is defined in Section 4.7(b)(xiv) hereof.

        1.49 "Tax," collectively, "Taxes," shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value


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added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

        1.50 "Tax Return," collectively, "Tax Returns," shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

        1.51 "Termination Fee" is defined in Section 6.2(b) hereof.

        1.52 "Trust Account Shares" is defined in the Plan of Merger.

                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser and Merger Sub as follows:

        2.1. CAPITAL STRUCTURE OF SELLER

        The authorized capital stock of Seller consists of (i) 10,000,000 shares of preferred stock, no par value ("Seller Preferred Stock"), none of which is issued and outstanding; and (ii) 125,000,000 shares of common stock, no par value ("Seller Common Stock"), 13,585,838 shares of which are issued and outstanding and no shares of which are held in treasury. As of the date hereof, no shares of Seller Preferred Stock or Seller Common Stock are reserved for issuance, except that (i) 1,076,960 shares of Seller Common Stock are reserved for issuance upon the exercise of stock options heretofore granted under the Seller Plans (as contemplated in Section 2.13(a)); and (ii) 200,000 shares of Seller Preferred Stock are reserved for issuance upon the exercise of the rights distributed to the holders of Seller Common Stock pursuant to the Rights Agreement. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Seller does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Seller except as set forth above. None of the shares of Seller's capital stock has been issued in violation of the preemptive rights of any person.

        2.2. ORGANIZATION, STANDING AND AUTHORITY OF SELLER

        Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of California with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so


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licensed or qualified would not have a Material Adverse Effect on Seller. Seller is registered as a bank holding company under the Bank Holding Company Act.

        2.3. OWNERSHIP OF SELLER SUBSIDIARIES; CAPITAL STRUCTURE OF SELLER SUBSIDIARIES

        As of the date hereof, Seller does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Seller Subsidiaries and as Previously Disclosed. Seller has Previously Disclosed to Purchaser a list of all of the Seller Subsidiaries, including a summary description of each Subsidiary's activities and the authority under which each Subsidiary is held by Seller. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Seller Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable, and all such shares or equity interests are directly or indirectly owned by Seller free and clear of all liens, claims and encumbrances. No Seller Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Seller Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such shares. None of the shares of capital stock or other equity interests of any Seller Subsidiary has been issued in violation of the preemptive rights of any person.

        2.4. ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

        Each Seller Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Seller Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Each Seller Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Seller. Seller Bank is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of shares therein.

        2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

            (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, except for the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon, which is the only


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shareholder vote required to approve the Plan of Merger pursuant to the
California General Corporation Law and Articles of Incorporation, as amended, and Bylaws of Seller. The Board of Directors of Seller has directed that this Agreement and the Plan of Merger be submitted to shareholders of Seller for approval at a special meeting to be held as soon as practicable.

            (b) Assuming the accuracy of the representation contained in Section 3.2(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

            (c) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Seller or any Seller Subsidiary; (ii) assuming the consents and approvals contemplated by Section 4.3 hereof are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

            (d) Other than as contemplated by Section 4.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Seller or any Seller Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Seller is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

        2.6. SEC DOCUMENTS; REGULATORY FILINGS

        Seller has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Seller and each Seller Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Seller, and such reports


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were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

        2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

        The Seller Financial Statements filed by Seller in SEC Documents prior to the date of this Agreement fairly present, and the Seller Financial Statements filed by Seller after the date of this Agreement shall fairly present, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of Seller and its consolidated Subsidiaries for the periods then ended, and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Seller and each Seller Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Seller and each Seller Subsidiary contain records, which are accurate in all material respects of all corporate actions of the shareholders and Board of Directors (including committees of its Board of Directors) of Seller or applicable Seller Subsidiaries.

        2.8. MATERIAL ADVERSE CHANGE

        Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business or prospects since June 30, 2002, which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Seller.

        2.9. ABSENCE OF UNDISCLOSED LIABILITIES

        Neither Seller nor any Seller Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that would have a Material Adverse Effect on Seller, or that, when combined with all similar liabilities, would have a Material Adverse Effect on Seller, except as disclosed in the Seller Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

        2.10. PROPERTIES

        Seller and the Seller Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries taken as a whole, and which are reflected on the Seller Financial Statements as of June 30, 2002, or acquired after such date, except (i) liens for Taxes not yet due and payable; (ii) pledges to secure deposits and other liens


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incurred in the ordinary course of banking business; (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Seller or any Seller Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries, taken as a whole, are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All tangible property used in the business of Seller and its Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Seller's and Seller Subsidiaries' past practices.

        2.11. LOANS

             (a) Each loan reflected as an asset in the Seller Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case, other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

             (b) The allowance for loan losses reflected on the Seller Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to Seller's loan portfolio based upon information reasonably available at the time.

        2.12. TAX MATTERS

             (a) Seller and each Seller Subsidiary have timely filed federal income Tax Returns for each year through December 31, 2001 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All Taxes due by or on behalf of Seller or any Seller Subsidiary on or before the Closing Date have been paid or adequate reserves have been established on the Seller Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Seller.


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             (b) All Tax Returns filed by Seller and each Seller Subsidiary were true, correct, complete and accurate in all material respects when and as filed and are final. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material Tax, and none of Seller or any Seller Subsidiaries has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as fully settled and paid or accrued on the Seller Financial Statements, Seller has not received written notice of any audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Seller or any Seller Subsidiary, and no proceeding with respect thereto is underway. There are currently no agreements in effect with respect to Seller or any Seller
Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

             (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Seller or any Seller Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Seller or any Seller Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

             (d) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to any agreement (other than an agreement exclusively among Seller and the Seller Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

             (e) Neither Seller nor any Seller Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code in any taxable period ending after the date hereof.

             (f) Neither Seller nor any Seller Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Seller or any Seller Subsidiary pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Effective Date.

             (g) No written position has been taken on any Tax Return with respect to the business or operations of Seller for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority.

             (h) Neither Seller nor any Seller Subsidiary has sponsored, promoted, marketed or entered into any transaction that is a "tax shelter" within the meaning of any provision of the Code or regulations issued thereunder.

             (i) All Taxes that Seller is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of



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employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in accordance with all applicable provisions of the Code and the regulations issued thereunder.

             (j) Seller is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (k) There are no Tax liens (other than for Taxes not yet due and payable) upon the properties or assets of Seller.

             (l) Each asset with respect to which Seller claims depreciation or amortization or similar expense for Tax purposes is owned by Seller for Tax purposes. None of the assets of Seller are required to be, or are being, depreciated under the alternative depreciation system prescribed by Section 168(g)(2) of the Code or subject to Section 168(f) of the Code. None of the assets of Seller is property which Purchaser or Seller is required to treat as "tax exempt use property," within the meaning of Section 168(h) of the Code. Seller has not issued any "industrial revenue bonds," within the meaning of
Section 103 of the Code, or "private activity bonds," within the meaning of
Section 141 of the Code, or other tax-exempt financing in order to finance the assets of Seller, whether leased or owned.

             (m) For purposes of this Section 2.12, (i) references to Seller and any Seller Subsidiary shall include predecessors thereof; and (ii) "Seller Subsidiary" shall include each Subsidiary (as defined in Article 1 hereof) of Seller, and each corporation, partnership, limited liability company, joint venture or other entity which Seller controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

        2.13. EMPLOYEE BENEFIT PLANS

             (a) Seller has Previously Disclosed a true and complete list of all Seller Plans. For purposes of this Section 2.13, the term "Seller Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former



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

director of Seller or any ERISA Affiliate, whether formal or informal, and whether legally binding or not.

             (b) With respect to each of the Seller Plans, Seller has made available to Purchaser true and complete copies of each of the following documents: (i) the Seller Plan and related documents (including all amendments thereto); (ii) the two (2) most recent annual reports, financial statements, and actuarial reports, if any; (iii) the most recent summary plan descriptions, together with each summary of material modifications, required under ERISA with respect to such Seller Plan and all material communications relating to each such Seller Plan; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Seller Plan that is intended to be qualified under the Code and all material communications to or from the Internal Revenue Service or any other governmental or regulatory agency or authority relating to each Seller Plan.

             (c) No liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring a liability under such Title. No Seller Plan is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

             (d) Neither Seller nor any ERISA Affiliate, nor any of the Seller Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Seller or any ERISA Affiliate could reasonably be expected to either directly or indirectly incur any material liability or material cost.

             (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that Seller or any ERISA Affiliate is required to pay under, or contribute to any, of the Seller Plans.

             (f) None of the Seller Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

             (g) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Seller Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and no condition exists that could adversely affect the qualified status of any such Seller Plan. Each of the Seller Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

             (h) Except as Previously Disclosed, each Seller Plan may be amended or terminated without liability to Seller or any ERISA Affiliate. No amounts payable under the Seller Plans shall fail to be deductible in their entirety for federal income tax purposes under Section 280G of the Code. Each person who performs services for Seller or any ERISA Affiliate has been, and is, properly classified by Seller or the appropriate ERISA Affiliate as an employee or independent contractor.

             (i) There are no actions, suits or claims pending, or, to the knowledge of Seller or any Seller Subsidiary, threatened or anticipated (other than routine claims for benefits) against any Seller Plan, the assets of any Seller Plan or against Seller or any ERISA Affiliate with respect to any Seller Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Seller Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of Seller or any Seller Subsidiary, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Seller Plan.

             (j) Except as Previously Disclosed, no Seller Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of Seller or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable law; (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(3) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of Seller or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

             (k) Except as Previously Disclosed, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (i) any current or former employee or director of Seller or any ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment; (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

        2.14. CERTAIN CONTRACTS

             (a) Neither Seller nor any Seller Subsidiary is a party to, or is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K of the SEC, or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Seller Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, except as Previously Disclosed; (ii) any agreement, indenture or other instrument relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business, except as Previously Disclosed; or

(iii) any contract, agreement or understanding with a labor union, in each case whether written or oral.

             (b) Neither Seller nor any Seller Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

             (c) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.14(a) hereof) with (i) any person who has been an executive officer or a director of Seller; (ii) any spouse of any such officer or director; (iii) any parent, child, brother, sister or other family relation of any such officer or director who has the same home as such officer or director; (iv) any corporation or other entity of which such officer or director or any such family relation is an officer, director, partner, or greater than five percent (5%) interest holder (based on percentage of ownership of voting securities); or (v) any "affiliate" or "associate" of any such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Seller Bank in the ordinary course of its banking business.

        2.15. LEGAL PROCEEDINGS

        Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against Seller or any Seller Subsidiary or against any asset, interest or right of Seller or any Seller Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actual or, to the knowledge of Seller or any Seller Subsidiary, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which, if asserted, would be reasonably expected to have an unfavorable outcome) against any present or, to Seller's knowledge, former director or officer of Seller or any

Seller Subsidiary, that would reasonably be expected to give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Seller.

        2.16. COMPLIANCE WITH LAWS

        Seller and each Seller Subsidiary is in compliance with all statutes and regulations applicable to the conduct of its business, and neither Seller nor any Seller Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would be reasonably expected to have a Material Adverse Effect on Seller, and none of them has received any communication requesting that they enter into any of the foregoing.

        2.17. BROKERS AND FINDERS

        Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Seller has engaged and shall pay a fee or commission to Keefe, Bruyette & Woods, Inc. ("KBW") to perform certain financial advisory services as Previously Disclosed.

        2.18. INSURANCE

        Each of Seller and the Seller Subsidiaries currently maintains insurance in amounts considered by Seller and any Seller Subsidiary as applicable, to be reasonably necessary for their operations. Neither Seller nor any Seller Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither Seller nor any Seller Subsidiary has been refused any insurance coverage sought or applied for, and Seller has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Seller or any Seller Subsidiary. Seller has Previously Disclosed a list of all outstanding claims, as of the date hereof, against Seller or any Seller Subsidiary under any insurance policy, other than medical or dental payments under Seller Plans or claims for less than $25,000. The deposits of Seller Bank are insured by the FDIC in accordance with the FDIA, and Seller Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

        2.19. ENVIRONMENTAL LIABILITY

        Neither Seller nor any Seller Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action, and there is no governmental investigation of any nature ongoing, in each case, that would reasonably be expected to result in the imposition on Seller or any Seller Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Seller; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Seller nor any Seller Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

        2.20. INTELLECTUAL PROPERTY

        Seller or a Seller Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary to conduct the business and operations of Seller and the Seller Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. The ownership, licensing or use of Intellectual Property by Seller or any of the Seller Subsidiaries does not, to the knowledge of Seller, conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Seller. Upon consummation of the transactions contemplated by this Agreement, Seller and the Seller Subsidiaries shall be entitled to continue to use, and Purchaser shall be entitled to continue using, all such Intellectual Property without the payment of any fees, licenses or other payments.

        2.21. RISK MANAGEMENT INSTRUMENTS

        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Seller or a Seller Subsidiary is a party, whether entered into for Seller's own account, or for the account of one or more of the Seller Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles), and neither

Seller nor any Seller Subsidiary nor, to Seller's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Seller Previously Disclosed to Purchaser all of such agreements and arrangements that are in effect as of the date of this Agreement.

        2.22. REPURCHASE AGREEMENTS

        With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        2.23. CERTAIN INFORMATION

        The information contained in the Proxy Statement, other than information provided by Purchaser, at the time the Proxy Statement is mailed to shareholders of Seller up to and including the time of the Seller's shareholders' meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Seller and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

        2.24. TAKEOVER LAWS; RIGHTS AGREEMENT

             (a) Seller has taken all action required to be taken by it in order to exempt this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby from, and this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of California.

             (b) Seller has irrevocably and validly amended, and the Board of Directors of Seller has taken all necessary action to irrevocably amend, the Rights Agreement so that (a) none of the execution or delivery of this Reorganization Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby will result in (i) the occurrence of any of the events described in Section 13 of the Rights Agreement; or (ii) the Rights (as defined in the Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares, and (b) on the Effective Date, Seller Common Stock will be converted into the consideration provided in the Plan of Merger and all

Rights (as defined in the Rights Agreement) attached thereto shall simultaneously be extinguished.

        2.25. FAIRNESS OPINION

        KBW has rendered an oral opinion to the Board of Directors of Seller, as of the same date as this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. A correct and complete copy of a written opinion that confirms such oral opinion shall be delivered to Purchaser at the same time KBW provides such written opinion to Seller.

        2.26. LABOR MATTERS

        With respect to their employees, neither Seller nor any Seller Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since December 31, 2001 and prior to the date hereof, to knowledge of Seller, Seller and the Seller Subsidiaries have not experienced any attempt by organized labor or its representatives to make Seller or any Seller Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Seller or any Seller Subsidiary. To the knowledge of Seller and the Seller Subsidiaries, there is no unfair labor practice charge or other complaint by any employee or former employee of Seller or any Seller Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Seller's or such Seller Subsidiary's activities, which charges or complaints would, individually or in the aggregate, have a Material Adverse Effect on Seller; there is no labor strike or labor disturbance pending or, to the knowledge of Seller or any Seller Subsidiaries, threatened against any of them; and neither Seller nor any Seller Subsidiary has experienced a work stoppage or other material labor difficulty since December 31, 2001.

                                   ARTICLE 3.
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        Purchaser and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

        3.1. ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER AND MERGER SUB

        Purchaser is a duly organized corporation, validly existing and in good standing under the laws of The Netherlands, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser.

        Merger Sub is a duly organized corporation, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser or Merger Sub.

        3.2. AUTHORIZED AND EFFECTIVE AGREEMENT

             (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Merger Sub, including, in the case of Merger Sub, the approval of such agreements and transactions by the sole shareholder of Merger Sub.

             (b) Assuming the accuracy of the representation contained in
Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Purchaser and Merger Sub, in each case, enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

             (c) Neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Purchaser or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws or other organizational documents of Purchaser or any Purchaser Subsidiary; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, shall not have a Material Adverse Effect on Purchaser.

             (d) Except for approvals specified in Section 4.3 hereof and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

        3.3. LEGAL PROCEEDINGS

        There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary which present a claim to restrain or prohibit the transactions contemplated hereby or which would, in the event of an unfavorable decision or outcome against Purchaser, have a material adverse effect on the ability of Purchaser to effect the transactions contemplated by this Agreement or the Plan of Merger, including the Merger.

        3.4. BROKERS AND FINDERS

        Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Purchaser's retention of Sandler, O'Neill & Partners, L.P. to perform certain financial advisory services.

        3.5. FINANCIAL RESOURCES

        Purchaser and Merger Sub shall have available on the Closing Date sufficient financial resources to enable Purchaser and Merger Sub to lawfully satisfy their respective obligations pursuant to this Agreement and the Plan of Merger and to consummate the Merger. Purchaser has and shall have sufficient management and financial resources to obtain the required regulatory and other approvals for the transactions contemplated by this Agreement and the Plan of Merger.

                                   ARTICLE 4.
                                   COVENANTS

        4.1. SHAREHOLDERS' MEETING

        Seller shall submit this Reorganization Agreement and the Plan of Merger to the shareholders of Seller for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the Board of Directors of Seller as determined after consultation with counsel, the Board of Directors of Seller shall recommend that the shareholders of Seller vote in favor of such approval.

        4.2. PROXY STATEMENT; REGISTRATION STATEMENT

        As promptly as practicable after the date hereof, Purchaser and Seller shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Seller in connection with this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby.

        4.3. APPLICATIONS

        As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Seller, Purchaser shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein and in the Plan of Merger to (i) the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act; and (ii) the CADFI pursuant to Sections 701 and 702 of the California Financial Code; and
(iii) the Dutch Ministry of Finance pursuant to Article 24, Section 1 of the Credit System (Supervision) Act of 1992, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Seller and Purchaser each represents and warrants to the other that all information concerning the applicable party and directors, officers, shareholders and subsidiaries of such party included (or submitted for inclusion) in any such application and furnished by the party shall be true, correct and complete in all material respects.

        4.4. BEST EFFORTS

             (a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and
4.3 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby; provided, that neither Seller nor any Seller Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, or that would materially delay such completion.

             (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 5.2(a) or 5.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date; and (ii) any material failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the applicable party hereunder, and each party shall use all reasonable best efforts to remedy such failure.

        4.5. INVESTIGATION AND CONFIDENTIALITY

        Seller shall keep Purchaser advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Purchaser may make or cause to be made such investigation of the financial and legal condition of Seller as Purchase reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Seller agrees to furnish Purchaser and the advisors of Purchaser with such financial data and other information with respect to its business and properties as Purchaser shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by Seller, or the conditions to the obligations to consummate the Merger of Purchaser. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 28, 2002, between Seller and Purchaser (the "Confidentiality Agreement").

        4.6. PRESS RELEASES

        Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or Nasdaq rules.

        4.7. ACTIONS PENDING THE MERGER

             (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by Purchaser, Seller shall, and shall cause each of the Seller Subsidiaries to, use reasonable best efforts to preserve the properties, business and relationships with customers, employees and other persons of each of the Seller Subsidiaries.

             (b) Seller shall not, and shall not permit any of the Seller Subsidiaries to, except with the prior written consent of Purchaser or except as Previously Disclosed or expressly contemplated or permitted by this Agreement or the Plan of Merger:

                  (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (ii) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

                  (iii) issue any shares of its capital stock or permit any treasury shares to become outstanding, except for the issuance of shares of Seller Common Stock upon the exercise of options granted under Seller Plans that are issued and outstanding as of the date hereof;

                  (iv) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                  (v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares;

                  (vi) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Seller Subsidiary held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

                  (vii) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank (this clause being subject to Sections 4.7(b)(xiv) and 6.1(f) of this Agreement); acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

                  (viii) waive or release any material right or cancel or compromise any material debt or claim other than loans written down or charged off in the ordinary course of business consistent with past practice;

                  (ix) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

                  (x) liquidate or sell or dispose of any material assets or acquire any material assets, except in the ordinary course of business consistent with past practice; except as Previously Disclosed, make any capital expenditure in excess of $50,000 in any instance or $250,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                  (xi) except as Previously Disclosed, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

                  (xii) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                  (xiii) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by applicable law;

                  (xiv) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of Board of Directors of Seller, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Seller may communicate information about any such Takeover Proposal to its shareholders if, in the judgment of Board of Directors of Seller, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to shareholders of Seller required under applicable law. Seller shall take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Seller shall notify Purchaser immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, and Seller shall promptly inform Purchaser in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; or

                  (xv) agree to do any of the foregoing.

        4.8. CLOSING; AGREEMENT OF MERGER

        The transactions contemplated by this Reorganization Agreement and the Plan of Merger (the terms of which are incorporated herein by reference) shall be consummated at a closing to be held at such location and on such date as the parties shall mutually agree, not later than thirty (30) days following the satisfaction of the conditions to consummation of the Merger set forth in
ARTICLE 5 hereof or such other date to which the parties may mutually agree (other than such conditions relating to the actions to be taken at the Closing) (such date, "Closing Date"). In connection with such Closing, each of Merger Sub and

Seller shall execute a certificate of approval of the Plan of Merger, and shall cause the Plan of Merger and certificates to be delivered to the California Secretary of State in accordance with Section 1103 of the California General Corporation Law. The Merger shall be effective at the time and on the date ("Effective Date") as designated by the California Secretary of State.

        4.9. SELLER EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

             (a) Prior to the Effective Date, Seller shall take all actions that may be requested by Purchaser in writing with respect to (i) causing one or more Seller Plans (other than Seller Plans that are contractual arrangements, including, but not limited to, deferred compensation agreements, with individual officers and employees of Seller or any Seller Subsidiary) to be modified or terminated as of the Effective Date or for benefit accruals and entitlements to cease as of the Effective Date; (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Seller Plan for such period as may be requested by Purchaser; (iii) facilitating the merger of any Seller Plan into any Purchaser Plan; and (iv) any of the matters Previously Disclosed. Seller shall not authorize the commencement of any purchase period under any Seller stock purchase plan between the date hereof and the termination of this Reorganization Agreement and shall not extend any purchase period that is in effect on the date hereof beyond its originally scheduled date of termination. For purposes of this Section 4.9(a), the term "Purchaser Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Purchaser or by any trade or business, whether or not incorporated, that together with Purchaser would be deemed a ERISA Affiliate for the benefit of any employee or director or former employee or former director of Purchaser or any ERISA Affiliate, whether formal or informal, and whether legally binding or not.

             (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller or of any Seller Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller, or any Seller Subsidiary or any of their respective predecessors; or (ii) this Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that, if Purchaser elects not to assume such defense or counsel for the Indemnified Parties and reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after such notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties; provided, that, if there are issues which raise conflicts of interest between two (2) or more of the Indemnified Parties that result in the retention of separate counsel pursuant to the provisions of the preceding clause (1) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party or set of Indemnified Parties requiring separate counsel,
(3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.9(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof; provided, that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser. Purchaser's obligations under this Section 4.9(b) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

             (c) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any Seller Subsidiary (the "Covered Parties") as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder; provided, however, that nothing contained in this Section 4.9(c) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any Seller Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller or the Seller Subsidiary notwithstanding any such liquidation, consolidation or merger.

             (d) Purchaser, from and after the Effective Date shall use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller's existing directors' and officers' liability insurance policy (provided, that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.9(d) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and shall be provided for a period of no less than six (6) years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 200% of the current amount expended by Seller (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.9(d). Seller agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at request of Purchaser.

             (e) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this section.

             (f) The provisions of Section 4.9(b), (c), (d) and (e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

             (g) The parties agree to take the further actions Previously Disclosed by Purchaser.

        4.10. TAKEOVER LAWS

        No party hereto shall take any action that would cause the transactions contemplated by this Reorganization Agreement or the Plan of Merger to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Reorganization Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        4.11. BOARD OF DIRECTORS; ADVISORY BOARD

             (a) Purchaser shall take all requisite action to cause Mr. Dennis Kern and two (2) other members of Seller's Board of Directors immediately prior to the Effective Date to become members of Seller's Board of Directors after the Effective Date. Such two directors shall be selected by Seller's Board of Directors subject to the prior approval of Purchaser.

             (b) Promptly following the Effective Date, Purchaser shall establish an advisory board (the "Advisory Board"), which shall include members of Seller's Board of Directors, identified by Seller prior to the Effective Date and reasonably acceptable to Purchaser. The function of the Advisory Board shall be to advise Purchaser on business conditions and opportunities in the markets currently served by Seller and on such other matters as Purchaser may reasonably request.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

        5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND SELLER

        The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

             (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby, including, without limitation the shareholder approval contemplated by Section 2.5 hereof, shall have been duly and validly taken;

             (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser, so materially and adversely affects the anticipated economic and business benefits to Purchaser of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

             (c) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Seller or any Seller Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Seller; and

             (d) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

        5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 6.4 hereof:

             (a) The representations and warranties of Purchaser and Merger Sub set forth in ARTICLE 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Seller; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

             (b) Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

             (c) Purchaser shall have deposited or shall have caused the Merger Consideration to be deposited into an escrow account at U.S. Stock Transfer Corporation; and

             (d) Each of Purchaser and Merger Sub shall have delivered to Seller a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 5.2 have been satisfied.

        5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

        The respective obligations of Purchaser and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section
6.4 hereof:

             (a) The representations and warranties of Seller set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Purchaser; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller;

             (b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

             (c) Seller shall have delivered to Purchaser and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 5.3 have been satisfied.; and

             (d) Holders of no more than fifteen percent (15%) of the outstanding shares of Seller Common Stock shall have "filed a demand for payment" (as that term is contemplated in Section 1300(b)(1) of the California General Corporation Law).

                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

        6.1. TERMINATION

        This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Seller or Purchaser:

             (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

             (b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger; or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or, in the event such breach occurs after March 2, 2003, by March 31, 2003, and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under
ARTICLE 5 hereof;

             (c) On the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser has, not fulfilled or satisfied any of the conditions set forth in ARTICLE 5 hereof with respect to such party;

             (d) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

             (e) At any time, by any party hereto in writing, if the shareholders of Seller do not approve the transactions contemplated hereby and by the Plan of Merger at the special meeting duly called for that purpose;

             (f) By Purchaser prior to the time the shareholders of Seller approve the transactions contemplated by this Agreement and the Plan of Merger, if (i) Board of Directors of Seller fails to recommend approval and adoption of this Agreement and the Merger by the shareholders of Seller or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger;
(ii) the Board of Directors of Seller makes any public recommendation with respect to any Takeover Proposal other than a recommendation to reject such Takeover Proposal; (iii) Seller takes any action prohibited by 4.7(b)(xiv); or
(iv) Board of Directors of Seller resolves to take any of the actions specified above;; or

             (g) By any party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

        6.2. EFFECT OF TERMINATION

             (a) In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality, fees and expenses set forth in Sections 4.5, 6.2(b) and 7.1 hereof, respectively, shall survive any such termination; and (ii) a termination pursuant to Section 6.1(b)(i) or 6.1(b)(ii) hereof shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

             (b) Seller and Purchaser each acknowledge that the other has spent, and shall be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and shall continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and shall be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce Purchaser and Seller to enter into this Reorganization Agreement, in the event this Reorganization Agreement and the Plan of Merger are terminated:

                  (i) by Purchaser pursuant to Section 6.1(f) hereof; or

                  (ii) by Seller or Purchaser pursuant to Section 6.1(e) hereof because of the failure to obtain the required approval of Seller's shareholders and, if (A) at or prior to the Seller's shareholders meeting a Takeover Proposal shall have been publicly announced or disclosed (whether or not such offer, proposal or announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of Seller's shareholders' meeting) and (B)(1) a third party or "group" (within the meaning of Rule 13d-5 under the Exchange Act), directly or indirectly, acquires Seller Common Stock which results in a such third party or "group" having beneficial ownership of fifty percent (50%) or more of the then outstanding Seller Common Stock or (2) a sale, transfer or license (having similar effect as a sale or transfer) of fifty percent (50%) or more of the fair market value of the assets of Seller, other than in the ordinary course of business, or (3) a definitive agreement with respect to any transaction referred to in (1) or (2) is executed by Seller or any Seller Subsidiaries, in the case of (1), (2) or (3), within one
(1) year following termination of this Reorganization Agreement and the Plan of Merger pursuant to this Section 6.1(e);

                  (iii) By Seller pursuant to Sections 6.1(d) or 6.1(g), if the failure to obtain the required regulatory approvals, in the one case, or the failure of the Closing Date to occur by the close of business on March 31, 2003, in the other, is directly caused by Purchaser having entered into an agreement to acquire another bank or bank holding company;

then, in the case of clause (i), Seller shall pay to Purchaser by wire transfer of the same day funds promptly, but not later than two (2) business days after the date of such termination, a termination fee of $ 6,375,000 (the "Termination Fee"), and, in the case of clause (ii), Seller shall pay the Termination Fee to Purchaser by wire transfer of same day funds promptly, but not later than two
(2) business days after satisfaction of all conditions to the payment thereof set forth in clause (ii), and in the case of clause (iii), Purchaser shall pay the Termination Fee to Seller by wire transfer of same day funds promptly, not later than two (2) business days after the date of such termination, the Termination Fee. In the event that one party is entitled to the Termination Fee, the party paying the Termination Fee shall also pay the receiving party interest at the rate of seven and one-half percent (7.5%) per annum on any amounts that are not paid when due, plus all costs and expense in connection with or arising out of the enforcement of the obligation of the party paying the Termination Fee to pay such fee or such interest.

        6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Purchaser, Merger Sub or Seller (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by Purchaser and Seller of the transactions contemplated herein.

        6.4. WAIVER

        Except where prohibited by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger; or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 6.5 hereof, executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Seller shall, without the further approval thereof, change the amount or kind of Merger Consideration.

        6.5. AMENDMENT OR SUPPLEMENT

        This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

                                   ARTICLE 7.
                                 MISCELLANEOUS

        7.1. EXPENSES

        Except as otherwise provided in Section 6.2(b) hereof, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay fifty percent (50%) of all printing and mailing costs and filing fees associated with the Proxy Statement.

        7.2. ENTIRE AGREEMENT

        This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

        7.3. NO ASSIGNMENT

        No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

        7.4. ALTERNATIVE STRUCTURE

        Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Seller and the Seller Subsidiaries set forth herein; provided, that (i) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification; and (ii) such modification shall not materially delay or jeopardize the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger; provided, further, that Purchaser shall pay all costs, if any, associated with any such modifications of structure.

        7.5. NOTICES

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

        If to Seller:

        VIB Corp
        1498 Main Street
        El Centro, California 92243
        Attn:  Dennis L. Kern
        Facsimile No:  760.337.3229

        With a required copy to:

        Horgan, Rosen, Beckham & Coren, L.L.P.
        23975 Park Sorrento, Suite 200
        Calabasas, California 91302

        Attn:  S. Alan Rosen, Esq.
        Facsimile No: 818.591.3838

        If to Purchaser or Merger Sub:

        Rabobank International
        245 Park Avenue
        New York, New York 10167
        Attn:  Guillermo Bilbao
        Facsimile No: 212.916.7880

        With a required copy to:

        Arnold & Porter
        399 Park Avenue
        New York, New York 10022-4690
        Attn:  Isaac Lustgarten, Esq.
        Facsimile No: 212.715.1399

        7.6. CAPTIONS

        The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

        7.7. COUNTERPARTS

        This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        7.8. GOVERNING LAW

        This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

             [Remainder of page left intentionally blank; signatures
                         appear on the following page.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.




COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
RABOBANK NEDERLAND



By  /s/  Cor F. Broekhuyse                          By  /s/  Henk Adams
   ------------------------                             ------------------------
Executive Vice President                            Senior Vice President



UTRECHT-AMERICA
ACQUISITION CORP. I



By:  /s/  Cor F. Broekhuyse                         By:  /s/  Guillermo Bilbao
     -----------------------                             -----------------------
President                                           Vice President



VIB CORP



By:  /s/  Dennis L. Kern                            By  /s/  Charlotte Studer
     -----------------------                            -----------------------
President and                                       Secretary
Chief Executive Officer

ANNEX A
EXECUTION COPY

                        AGREEMENT AND PLAN OF MERGER OF
                      UTRECHT-AMERICAN ACQUISITION CORP. I
                             WITH AND INTO VIB CORP


        AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 30, 2002, by and between VIB CORP ("Seller"), a California corporation having its principal executive office at 1498 Main Street, El Centro, California 92243, UTRECHT-AMERICA ACQUISITION CORP. I ("Merger Sub"), a California corporation having its principal executive office at 245 Park Avenue, New York, New York 10167, and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND ("Purchaser"), a cooperative bank organized under the laws of The Netherlands having its registered office in Amsterdam, The Netherlands.

                                   WITNESSETH

        WHEREAS, the respective Boards of Directors of Seller and Merger Sub and the Supervisory Board and the Board of Management of Purchaser deem the merger of Merger Sub with and into Seller, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Seller and Merger Sub and the Supervisory Board and the Board of Management of Purchaser have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

        WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger of Merger Sub with and into Seller, with Seller as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:


                                   ARTICLE 1.
                                     MERGER

        Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Seller, pursuant to the provisions of, and with the effect provided in, the California General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Merger Sub shall cease and Seller, as the surviving entity, shall continue unaffected and unimpaired by the Merger (Seller as existing on and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                   ARTICLE 2.
                      ARTICLES OF INCORPORATION AND BY-LAWS

        The Articles of Incorporation and the By-Laws of Seller in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                   ARTICLE 3.
                         BOARD OF DIRECTORS AND OFFICERS

        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of Seller, and the officers of Seller immediately prior to the Effective Time shall be the officers of Seller, each to hold office in accordance with the Articles of Incorporation and By-laws of Seller.

                                   ARTICLE 4.
                                     CAPITAL

        At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Seller.

                                   ARTICLE 5.
                    CONVERSION AND EXCHANGE OF SELLER SHARES

        5.1 At the Effective Time, each share of the common stock of Seller, no par value ("Seller Common Stock"), outstanding immediately prior to the Effective Time (except as provided in Sections 5.2 and 5.3), together with the rights attached thereto issued pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 2001, between Seller and U.S. Stock Transfer Corporation, as rights agent, shall by virtue of the Merger be converted into the right to receive $15.10 in cash (the "Merger Consideration").

        5.2 At the Effective Time, all shares of Seller Common Stock held in the treasury of Seller or owned beneficially by any subsidiary of Seller other than in a fiduciary capacity (the "Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares"), and all shares of Seller Common Stock owned by Purchaser or owned beneficially by any subsidiary of Purchaser other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

        5.3 Notwithstanding any other provisions contained in this Plan of Merger, to the extent required by the California General Corporation Law, no shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder, who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law, shall be converted into the right to receive the Merger Consideration, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of Seller Common Stock shall thereupon be deemed to have been converted into and to have become, at the Effective Time, the right to receive the Merger Consideration.

        5.4 As of the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with U.S. Stock Transfer Corporation (the "Payment Agent"), for the benefit of the holders of shares of Seller Common Stock, for payment in accordance with this Section 5.4, the Merger Consideration to be paid pursuant to Section 5.1 and deposited pursuant to this Section 5.4 in exchange for outstanding shares of Seller Common Stock. Promptly after the Effective Time, Purchaser shall cause the Payment Agent to mail to each holder of record of a certificate previously representing shares of Seller common Stock (a "Certificate") the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, which shall be in a form and contain such provisions as Purchaser and Seller may determine; and (ii) instructions for use in effecting the surrender of the Certificates in payment for the Merger Consideration. Upon the proper surrender of a Certificate to the Payment Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in payment therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Payment Agent, accompanied by documents sufficient, in the discretion of Purchaser, (i) to evidence and effect such transfer; and (ii) to evidence that all applicable stock transfer taxes have been paid. Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be repaid by the Payment Agent to Purchaser. Any shareholders of Seller who have not theretofore complied with this Section 5.4 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Plan of Merger without any interest thereon. Any other provision of this Plan of Merger notwithstanding, neither Purchaser or its agent nor any party to the Merger shall be liable to a holder of Seller Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. After the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this
Section 5.4.

        5.5 At the Effective Time, the right to purchase shares of Seller Common stock pursuant to stock options granted under the VIB Corp 1997 Stock Option Plan ("Employee Stock Options") shall terminate and such options shall be cancelled. With respect to each Employee Stock Option that (a) is outstanding immediately prior to the Effective Time and (b) has an exercise price of less than $15.10, the holder of such option shall be paid an amount equal to the product of (i) the number of shares of Seller Common Stock subject to such option immediately prior to the Effective Time, and (ii) the difference between $15.10 and the aggregate exercise price of such option. All such amounts shall be paid by Purchaser as soon as practicable after the Effective Time.

        5.6 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, Purchaser or its agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 5.1.

                                   ARTICLE 6.
                          EFFECTIVE TIME OF THE MERGER

        This Plan of Merger shall be delivered to the California Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date as designated by the California Secretary of State (such date and time being herein referred to as the "Effective Time").

                                   ARTICLE 7.
                               FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Merger Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Merger Sub, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Merger Sub, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                   ARTICLE 8.
                              CONDITIONS PRECEDENT

        The obligations of Purchaser, Merger Sub and Seller to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement (which is incorporated herein by reference).

                                   ARTICLE 9.
                                   TERMINATION

        Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Seller, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE 10.
                                  MISCELLANEOUS

        10.1 This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Purchaser, Merger Sub and Seller. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors, in the cases of Merger Sub and Seller, and the Supervisory Board and the Board of Management, in the case of Purchaser, and/or by officers authorized thereby and shall be subject to the proviso in
Section 6.4 of the Reorganization Agreement.

        10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

        10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

        10.4 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of California applicable to the internal affairs of Seller and Merger Sub, respectively.

             [Remainder of page left intentionally blank; signatures
                         appear on the following page.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of the day and year first above written.




COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK
B.A.,
RABOBANK NEDERLAND



By   /s/  Cor F. Breckhuyse                         By  /s/  Henk Adams
     ------------------------                           ------------------------
Executive Vice President                            Senior Vice President



UTRECHT-AMERICA
ACQUISITION CORP. I



By:  /s/  Cor F. Broekhuyse                         By:  /s/  Guillermo Bilbao
     -----------------------                             -----------------------
President                                           Vice President



VIB CORP



By:  /s/  Dennis L. Kern                            By  /s/  Charlotte Studer
     ------------------------                           ------------------------
President and                                       Secretary
Chief Executive Officer